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EXHIBIT 77C

Proxy Results

The Second Annual Meeting of Stockholders of the Fund was held on April 8, 2010. Stockholders voted in favor of each of the Board's two proposals. The description of each proposal and number of shares voted are as follows:

PROPOSAL 1

To elect five Directors to the Fund's Board, one of which (Ms. Jones) to hold office until the 2012 annual meeting of Stockholders and four of which to hold office until the 2013 annual meeting of Stockholders and all until their successors are elected and qualify:

Director                               For                     Withheld
--------                               ---                     --------
Arne H. Carlson                     7,950,359                   418,671
Anne P. Jones                       7,952,395                   416,635
John F. Maher                       7,953,752                   415,278
Leroy C. Richie                     7,945,641                   423,389
William F. Truscott                 7,947,200                   421,830

PROPOSAL 2

To ratify the selection of Ernst & Young LLP as the Fund's independent registered public accounting firm for 2010:

   For                           Against                    Abstaining
   ---                           -------                    ----------
8,281,338                        45,141                       42,550